Exhibit 5.2

Chicago New York Washington, DC London San Francisco Los Angeles Singapore Dallas Miami vedderprice.com

May 29, 2025

Hafnia Limited
10 Pasir Panjang Road, #18-01
Singapore 117438

Re:	Securities Being Registered under Registration Statement on Form F-3

Ladies and Gentlemen

We have acted as counsel to Hafnia Limited, a company organized under the laws of Singapore (the “Company”), in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) and as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate number of the Company’s securities, which may include the Company’s ordinary shares (the “Ordinary Shares”), the Company’s preference shares (the “Preference Shares”), warrants to purchase the Company’s securities (the “Warrants”), purchase contracts to purchase the Company’s securities (the “Purchase Contracts”), rights to purchase the Company’s securities (the “Rights”) and units comprised of any of the foregoing securities (the “Units”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”) and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) the Ordinary Shares and Preference Shares, when offered and sold, will be validly issued by the Company and fully paid and nonassessable and (ii) each of the warrant agreements, purchase contract agreements, rights agreements, unit agreements and other agreements governing the Warrants, Purchase Contracts, Rights and Units, as applicable, offered pursuant to the Registration Statement will be governed by the internal law of the State of New York. This opinion is limited to the laws of the State of New York as in effect on the date hereof.

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Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

To Hafnia Limited
May 29, 2025

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York:

1.
With respect to the Warrants, Rights and Purchase Contracts (together the “Subscription Securities”), when (i) the Company has taken all necessary action to approve the issuance and terms of such Subscription Securities, the terms of the offering and related matters, and (ii) the Subscription Securities have been issued, executed and delivered in accordance with the terms of the applicable warrant agreement, rights contract, purchase agreement or similar agreement approved by the Company and as contemplated in the Prospectus or prospectus supplement related thereto, and upon payment of the consideration therefor, if any, provided for therein and in any applicable definitive purchase agreement, underwriting agreement or similar agreement approved by the Company, then the Subscription Securities will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles; or other law relating to or affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

2.
With respect to the Units, when (i) the Company has taken all necessary action to approve the applicable Unit agreement and the issuance of the Units and any Warrants, Rights and Purchase Contracts to be issued as part of the Units (“Underlying Securities”), the terms of the offering thereof and related matters and (ii) the Units and Underlying Securities have been issued and delivered in accordance with the terms of the applicable agreement(s) approved by the Company and as contemplated in the Prospectus or prospectus supplement related thereto, and upon payment of the consideration thereof or provided for therein, then the Units and the Underlying Securities will constitute valid and legally binding obligations of the Company in accordance with their terms, subject to the Enforceability Exceptions.

To Hafnia Limited
May 29, 2025

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ VEDDER PRICE P.C.

VEDDER PRICE P.C.